Exhibit (a)(5)(B)

Destination XL Group, Inc. Recommends DXL Shareholders Reject Zodiac Partners II’s Tender Offer

And NOT Tender Their Shares

Reschedules Earnings Call for June 3, 2026

CANTON, Mass., May 26, 2026 -- Destination XL Group, Inc. (“DXL”) (NASDAQ: DXLG), the leading integrated commerce retailer of Big + Tall men’s clothing and shoes, today announced that its Board of Directors, following a review with external legal and financial advisors, unanimously recommends that shareholders reject the tender offer (the “Offer”) launched by Zodiac Partners II, LLC (“Zodiac”) on May 12, 2026 for $0.82 per share and not tender any shares.

“The DXL Board of Directors is committed to maximizing shareholder value and taking actions that are in the best interest of the Company and its shareholders,” said Lionel Conacher, Chairman of the Board of DXL. “In that light, the Board conducted a thorough review of Zodiac's tender offer and determined that it does not reflect the Company’s underlying value. The Offer is also highly conditional and opportunistic, seemingly timed to deliberately exploit a period of market dislocation. We therefore recommend shareholders reject the Offer and not tender their shares.”

The DXL Board issued its formal recommendation with respect to Zodiac’s Offer in a Solicitation/Recommendation Statement on Schedule 14D-9 filed today with the U.S. Securities and Exchange Commission (“SEC”).

Rescheduling Earnings for June 3rd

In light of the time and resources required for management and the Board to review the tender offer, the Company needs more time to complete its fiscal first quarter earnings results. As a result, the Company is rescheduling its previously announced first quarter of fiscal 2026 financial results and will now release results before the market opens on Wednesday, June 3, 2026.

President and Chief Executive Officer Harvey Kanter and Executive Vice President, Chief Financial Officer and Treasurer Peter Stratton will host a conference call the same morning at 9:00 a.m. ET to discuss the results. Participants can join by conference call or webcast.

Conference Call

To participate in the conference call, please pre-register at: https://register-conf.media-server.com/register/BI5ae665897d864e8da0f0d4edcae59a76.

Upon registering, you will receive a dial-in number and unique PIN.

Webcast

To listen to the webcast, please join and register at: https://edge.media-server.com/mmc/p/m5iyuyet.

A replay of the event will be available at the above webcast link or in the "Events" section of the Company's website at https://investor.dxl.com.

Advisors

Exhibit (a)(5)(B)

Guggenheim Securities, LLC is acting as financial advisor to DXL, Greenberg Traurig, LLP is acting as its legal advisor and Joele Frank, Wilkinson Brimmer Katcher is serving as its strategic communications advisor.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Investor Contact:

Investor.relations@dxlg.com

603-933-0541

Important Information about the Zodiac Tender Offer and Where to Find It

DXL intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the Securities and Exchange Commission (the “SEC”) within 10 business days of the commencement of the Zodiac tender offer. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors and security holders may obtain free copies of the solicitation/recommendation statement (when available) as well as other filings by DXL, without charge, at the SEC’s website, http://www.sec.gov, or by accessing DXL’s website at investor.dxl.com. In addition, documents filed with the SEC by DXL will be available free of charge by writing to DXL at 555 Turnpike Street, Canton, Massachusetts 02021, Attention: Corporate Secretary.

Forward-Looking Statements

In addition to historical information, this document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements regarding the DXL Board of Director’s commitment to maximizing shareholder value and taking actions that are in the best interest of the Company and its shareholders, are based on current expectations, estimates and beliefs of DXL management. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks” and variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. With respect to any such forward-looking statements, DXL claims the protection provided for in the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements could be affected by factors

Exhibit (a)(5)(B)

including, without limitation, the risks and factors detailed in reports filed with the SEC by DXL from time to time, including those discussed under the heading “Risk Factors” in DXL’s most recently filed Annual Report on Form 10-K. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval (EDGAR) system at http://www.sec.gov. Neither DXL undertakes any duty to update any forward-looking statements contained herein, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.